Exhibit 10.13

October 4, 2010

Seth V. Hetherington

Dear Seth:

I am pleased to offer you a position with Genocea Biosciences, Inc. (the “Company”), as Chief Medical Officer (CMO) reporting to the CEO. Your primary responsibilities will be leading and directing the Research & Development efforts of the company. As CMO you will also be expected to provide scientific leadership, formulate and recommend to the Board of Directors the Company’s portfolio strategy, as well as oversee the company’s external scientific partnerships. If you decide to join the Company, you shall be paid on a semi-monthly basis at an annual base rate of $315,000 to be paid in accordance with Genocea’s standard payroll practices. You will also be eligible for a discretionary performance-based bonus with a target of up to 30% of your annual salary subject to criteria to be determined and approved by the Board of Directors of the Company.

Due to your commuting to the Boston area, the Company will allow you to commute from your home in North Carolina and work 5 days per week in Cambridge Mass until June 30, 2011. The Company will be flexible to allow you to work on Friday’s in North Carolina on occasion but not the norm.  During this time, the Company will reimburse you for your hotel/ rented apartment and coach airfare, transportation to and from Logan airport, and cost of parking at the Raleigh Durham airport.

Additionally, the Company will reimburse you for reasonable expenses associated with the transport of your household (“relocation package”), upon submission of supporting documentation and receipts, including:

•                  Full reimbursement of reasonable moving expenses including the actual cost of packing, shipping, unpacking and placing household goods from one residence.  This includes full value insurance.

•                  One trip to Boston (spouse included) for the purpose of finding a residence.  Reimbursement of hotel, coach airfare, rental car, and incidental expenses.

•                  Temporary storage of household goods (not to exceed 90 days).

The expenses eligible for reimbursement under this letter in any year shall not affect any expenses eligible for reimbursement or in-kind benefits in any other year.  Your rights under this letter concerning reimbursements are not subject to liquidation or exchange for any other benefit.

In addition, you will receive a one-time sign-on bonus of $60,000 to be paid upon relocation.  If you decide to leave the Company without Good Reason  or you are terminated for Causewithin 12 months of employment, you will be responsible to pay back the sign-on bonus

As an employee, you will also be eligible to participate in the Company’s standard employee benefit programs. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

Subject to approval by the Board, at the first regularly scheduled meeting of the Board following the Effective Date, the Company will grant you an option (the “Option”) to purchase 880,202(1.67% of fully diluted) shares of the Company’s common stock. The per share exercise price of each Option shall equal the fair market value per share of the common stock on the date of the grant, as determined by the Company’s Board. Twenty-five percent (25%) of the shares subject to the Options shall vest twelve (12) months after the date of the grant, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next thirty-six (36) months, in equal monthly amounts, subject to your continuing employment with the Company.

Additionally, at the first regularly scheduled meeting of the Board following the Effective Date, the Company will grant you an option to purchase 304,067 (0.58% of fully diluted) shares of the Company’s common stock (the “Milestone Option”) subject to vesting upon attainment of the following milestone as described in this paragraph. The Milestone Option will be met upon the achievement of the initiation of the HSV2 Therapeutic Phase 1 trial. The per share exercise price of each Option shall equal the fair market value per share of the common stock on the date of the grant, as determined by the Company’s Board.

You will also be eligible for annual grants of Options, said grants to be made in the sole discretion of the Board. Each of the Options shall be granted under, and shall be subject to the terms and conditions of, the Company’s 2007 Stock Plan.

All options granted to you by the Company will become vested and exercisable in full if you are still employed by the Company at the time of a “change of control” (as defined below) and within twelve (12) months following such “change of control”, the Company or its successor terminates your employment without “Cause” (as defined below) or you voluntarily terminate your employment for “Good Reason” (as defined below). The period for exercising such Options shall be as set forth in the applicable stock option plan, certificate or agreement.

A “Change of Control” shall mean, for purposes of the foregoing paragraph, (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

In the event that your employment were to be terminated by you for “Good Reason” or, after nine (9) months of your employment, by the Company without “Cause” (each, as defined below), you will receive severance of six (6) months of salary then in effect, together with reimbursement for the cost of up to six (6) months of COBRA premiums for continued health benefit coverage (for so long as you are eligible for such coverage through COBRA). Your severance payment will be made in the form of salary continuation in accordance with the following paragraph.

Any obligation of the Company to provide you severance payments or other benefits following termination is conditioned on your signing an effective release of claims in the form provided by the Company (the “Employee Release”) following the termination of your employment, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or written agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of your termination. Any severance payments to be made in the form of salary continuation pursuant to the terms of this Agreement shall be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. You agree to provide the Company prompt notice of your eligibility to participate in the health plan and, if applicable, dental plan of any employer. You further agree to repay any overpayment of health benefit premiums made by the Company hereunder.

It is intended that this letter shall conform with all applicable Section 409A requirements to the extent Section 409A applies to any provisions of the letter, and that payments be interpreted as exempt from Section 409A where possible.  Accordingly, in interpreting, construing or applying any provisions of the Letter, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A.

As used in this letter, “Cause” shall mean: (a) commission of, or indictment or conviction of, any felony or any other crime involving dishonesty; (b) participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company; (c) intentional and substantial damage to any property of the Company; (d) serious misconduct by you which reflects adversely upon the company; (e) unsatisfactory performance of your material duties; or (f) your breach of any material provision of this Agreement, the invention and non-disclosure agreement or non-competition and non-solicitation agreement executed by you with the Company.  Provided, however, that neither section (e) nor (f) shall constitute “Cause” unless within 30 days of the occurrence of the event the Company claims so qualifies, the Company shall have provided you with written notice specifying in detail the basis for such claim, and a reasonable opportunity to cure the claimed unsatisfactory performance or breach, and you fail to cure such unsatisfactory performance or breach within 30 days of your receipt of the Company’s notice.  Termination of your employment with Cause at any time or without Cause in the first nine (9) months of your employment will result in no severance pay.

As used in this letter, “Good Reason” shall mean: (1) a material and adverse diminution of your duties with the Company, (2) a material breach by the Company of this Agreement; provided, none of the foregoing shall qualify as Good Reason unless, within 30 days of the occurrence of the event you claim so qualifies, you shall have provided the Board of Directors of the Company with written notice specifying in detail the basis for such claim, and a reasonable opportunity to cure the claimed Good Reason, and the Company fails to cure such Good Reason within 30 days of its receipt of your notice; provided further, no termination for Good Reason shall so qualify unless you shall terminate your employment at the Company no more than 30 days following the expiration of the Company’s cure period.

The Company is excited about your joining and looks forward to a mutually beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your full-time employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees. As a Company employee, you will be expected to abide by the Company’s rules and standards.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Non-Competition Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information and an agreement not to engage in competitive activities with the Company through the twelve-month period following the termination of your employment. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be on or before January 1, 2011.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to your favorable reply and to working with you at Genocea Biosciences, Inc.

Sincerely,

/s/ Russell G. Greig
Russell G. Greig
Interim CEO & President

Agreed to and accepted:

Signature:	/s/ Seth Hetherington, M.D.

Printed Name:	Seth Hetherington, M.D.

Date:	October 26, 2010

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Non-Competition Agreement